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                                                                       EXHIBIT 5






                                 June 11, 1996


First Manistique Corporation
130 South Cedar
Manistique, MI 49854

Ladies and Gentlemen:

     We have acted as your counsel in connection with the Registration Statement under the Securities Act of 1933 on Form S-2 ("Registration Statement") to be filed with the Securities and Exchange Commission for the purpose of registering 400,000 shares of common stock, without par value, of First Manistique Corporation, a Michigan corporation ("Company"). We are familiar with the corporate action taken by the Board of Directors of the Company authorizing the registration and offering of such shares and have examined such documents and questions of law as we consider necessary or appropriate for the purpose of furnishing this opinion.

     It is our opinion that the 400,000 authorized and unissued shares of common stock of the Company, to be sold by the Company as described in the Registration Statement, upon delivery thereof and payment therefor in accordance with the terms stated in the Registration Statement at the time it becomes effective, will be legally and validly authorized, issued and outstanding and will be fully paid and unassessable.

     We hereby consent to the filing of this opinion and consent as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                                        Very truly yours,

                                        VARNUM, RIDDERING,
                                        SCHMIDT & HOWLETT LLP


                                  Exhibit 5